Exhibit 99.1
Contact:
Michael W. Shelton, EVP and Chief Financial Officer
336-369-0900
NewBridge Bancorp Reports 2008 Third Quarter Financial Results, Suspension of
Dividend and Application for TARP Funds
GREENSBORO, N.C., October 31, 2008 – NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank (the “Bank”), today reported financial results for the third quarter ended September 30, 2008, as well as decisions to suspend its cash dividend and to apply for funding under the United States Department of the Treasury’s (“Treasury”) Troubled Assets Relief Program (“TARP”) Capital Purchase Program.
The net loss in the third quarter of 2008 was $1.6 million, or $0.10 per diluted share, compared to net income of $1.4 million, or $0.11 per diluted share, in the third quarter of 2007. For the nine months ended September 30, 2008, net income was $1.7 million, or $0.11 per diluted share, compared to net income of $4.9 million, or $0.49 per diluted share, for the first nine months of 2007.
NewBridge was formed through the merger (the “Merger”) of FNB Financial Services Corporation (“FNB”) into LSB Bancshares, Inc. (“LSB”), which became effective on July 31, 2007. NewBridge’s third quarter 2007 financial data includes three months of operating results for the former LSB, while the results of the former FNB are only included from the July 31, 2007 merger date. NewBridge’s financial data for the nine months ended September 30, 2007 includes nine months of operating results for the former LSB, but only two months of results for the former FNB.
For the third quarter of 2008, net interest income decreased to $15.6 million from $16.3 million in the year-ago period. The provision for credit losses was $4.7 million for 2008’s third quarter, versus $2.4 million for the third quarter of 2007. Noninterest income rose to $4.6 million, versus $4.2 million in 2007, while noninterest expense in 2008 increased to $17.8 million from $16.4 million in 2007.
Net interest income increased to $49.7 million for the nine months ended September 30, 2008 versus $36.8 million for the year-ago period. The provision for credit losses increased to $10.7 million for the first nine months of 2008, from $4.5 million for the same period in 2007. Noninterest income for the first nine months of 2008 was $16.0 million, compared to $11.0 million in 2007, while noninterest expense increased to $52.5 million from $36.4 million.
As of September 30, 2008, total assets were approximately $2.11 billion, an increase of 2.5% from $2.06 billion at December 31, 2007, and up 3.4% from $2.04 billion at the year-ago date. Loans were $1.63 billion at September 30, 2008, an increase of 9.2%, from $1.49 billion at December 31, 2007 and 13.1% from $1.44 billion at September 30, 2007. Deposits at the end of 2008’s third quarter were $1.63 billion, essentially unchanged from December 31, 2007, and an increase of 3.2% from $1.57 billion at September 30, 2007. Total borrowings at September 30, 2008 were $288.8 million, an increase of 32.8%, from $217.5 million at December 31, 2007 and an increase of 20.0% from $240.7 million at September 30, 2007.
Nonperforming assets, which includes nonaccrual loans, accruing loans more than 90 days past due, other real estate owned and renegotiated debt, totaled $42.1 million at September 30, 2008, versus $17.2 million at December 31, 2007 and $21.5 million at September 30, 2007. The increase from the 2007 year-end total was primarily driven by a $21.6 million increase in non-accrual loans, reflecting continued deterioration in credit quality due principally to the weak economic environment. The allowance for credit losses at the end of 2008’s third quarter was $31.0 million, or 1.90% of outstanding loans, compared to $30.4 million, or 2.04% of outstanding loans, at December 31, 2007.

Shareholders’ equity totaled $184.2 million at September 30, 2008, with 15.66 million shares of common stock outstanding at quarter end. No shares of common stock were repurchased under the Company’s stock repurchase program during the third quarter of 2008.
In accordance with purchase accounting rules, as of July 31, 2008 the Company evaluated the goodwill it recorded in connection with the Merger, and concluded there was no impairment in the value of the goodwill. The Company will continue to evaluate goodwill on an annual basis in future years. As of September 30, 2008, the Company had approximately $50.4 million in goodwill.
The Company also announced that based on the highly uncertain economic conditions and in the interest of preserving capital, it is suspending the payment of its cash dividend effective immediately. While no assurance can be given that the payment of cash dividends will be resumed, the Board will continue to monitor business conditions, the Company’s capitalization and profitability levels, asset quality and other factors in considering whether to resume cash dividend payments in the future. Participation in the TARP program will require regulatory approval of any resumption of dividend payments.
Additionally, the Company announced that it has applied for $52.0 million under the Treasury’s TARP Capital Purchase Program. Under this program, Treasury will purchase up to $250 billion of senior preferred shares on standardized terms from qualifying U.S. controlled banks and savings associations, and certain bank and savings and loan holding companies. The deadline for applying for funds is November 14, 2008, and Treasury will make determinations as to amounts, if any, to be invested in qualifying institutions after consultation with the appropriate regulatory authorities. Accordingly, there is no assurance as to the availability or amount of funding that will be received from the TARP Program. In the event that the Company’s application is approved and funded, Treasury’s consent shall be required for the resumption of, and any increase in, the payment of cash dividends. It is anticipated that any funding under TARP will be dispersed before December 31, 2008.
As of September 30, 2008, the Bank maintained “well capitalized” status, as capital levels met or exceeded established regulatory guidelines. The Bank maintained a leverage ratio of 7.63%, a Tier 1 risk-based ratio of 8.74%, and a total risk based ratio of 10.00%. As of the same date, the Bank had unused lines of credit exceeding $106 million from various financial institutions.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge, commented: “These are very challenging economic times. Just as our predecessor banking subsidiaries, FNB Southeast and LSB Bank, have successfully weathered economic slowdowns since 1910 and 1949, respectively, we are positioning NewBridge to successfully weather this downturn as well. One of the keys to accomplishing this initiative is to preserve our capital strength. Suspending the cash dividend and applying for the TARP Program funds are two elements of that overriding objective.
In the meantime, we will continue to work to contain costs, to increase fee income and to improve asset quality. We do expect some further erosion in our asset quality by the end of the year, but we are hopeful that the total level of delinquencies will begin to contract in the first half of 2009 as the economy stabilizes.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2 billion, and based on deposit market share is the largest community bank in the Piedmont Triad of North

Carolina.  The Bank has 37 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports of Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
####

FINANCIAL SUMMARY

											Third
											Quarter	Nine Months Ended
	2008						2007				2008-2007	September 30
	Third		Second		First		Fourth		Third		Percent			Percent
	Quarter		Quarter		Quarter		Quarter		Quarter		Variance	2008	2007	Variance
Average Balances
(Dollars in thousands)
Assets	$2,054,795		$2,106,342		$2,073,844		$2,025,247		$1,664,466		23.5%	$2,078,261	$1,231,853	68.7%
Loans	1,601,183		1,566,968		1,512,683		1,452,641		1,222,625		31.0	1,560,476	927,597	68.2
Investment securities	257,871		343,404		356,244		381,291		293,451		(12.1)	318,949	193,260	65.0
Earning assets	1,881,436		1,929,174		1,887,033		1,873,771		1,545,067		21.8	1,899,197	1,140,664	66.5
Noninterest-bearing deposits	161,367		168,535		169,208		177,525		150,100		7.5	166,940	101,632	64.3
Interest-bearing deposits	1,492,681		1,459,705		1,467,279		1,440,303		1,191,553		25.3	1,473,092	885,450	66.4
Interest-bearing liabilities	1,693,067		1,727,669		1,689,792		1,654,755		1,353,170		25.1	1,703,270	981,280	73.6
Shareholders’ equity	187,622		194,882		195,265		201,622		142,800		31.4	192,562	103,467	86.1

Period-End Balances
(Dollars in thousands) Assets	$2,108,294		$2,062,979		$2,119,475		$2,057,358		$2,039,577		3.4%
Loans	1,626,504		1,574,141		1,546,921		1,490,084		1,438,576		13.1
Investment securities	272,298		233,926		372,833		369,423		384,996		(29.3)
Earning assets	1,917,535		1,822,541		1,925,102		1,866,358		1,837,713		4.3
Noninterest-bearing deposits	174,217		176,510		173,430		175,493		173,224		0.6
Interest-bearing deposits	1,451,075		1,501,325		1,465,197		1,452,227		1,401,708		3.5
Interest-bearing liabilities	1,739,899		1,681,203		1,731,908		1,669,751		1,642,408		5.9
Shareholders’ equity	184,151		187,733		193,997		193,153		205,487		(10.4)

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Past due 90 days or more and still accruing	$413		$1,053		$1,675		$72		$899
Nonaccrual loans	33,865		24,381		16,438		12,236		9,773
Restructured loans	260		267		461		651		467

Total nonperforming loans	34,538		25,701		18,574		12,959		11,139
Other real estate	7,587		6,201		4,824		4,280		10,335

Total nonperforming assets	$42,125		$31,902		$23,398		$17,239		$21,474
Net chargeoffs	4,952		4,596		519		4,302		2,536			10,067	4,154
Allowance for credit losses	30,984		31,281		30,310		30,370		20,261
Nonperforming loans to total loans	2.12%		1.63%		1.20%		0.87%		0.77%
Nonperforming assets to total assets	2.00		1.55		1.10		0.84		1.05
Nonperforming loans to total assets	1.64		1.25		0.88		0.63		0.55
Allowance for credit losses to total loans	1.90		1.99		1.96		2.04		1.41
Net charge-off percentage (annualized)	1.22		1.17		0.13		1.15		0.71			0.86	0.60
Allowance for credit losses to nonperforming loans	0.90	X	1.22	X	1.63	X	2.34	X	1.82	X

FINANCIAL SUMMARY

						Third
						Quarter	Nine Months Ended
	2008			2007		2008-2007	September 30
	Third	Second	First	Fourth	Third	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2008	2007	Variance
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$25,601	$25,339	$27,056	$29,196	$25,065	2.1%	$77,996	$56,063	39.1%
Other	2,867	4,617	5,054	4,951	3,898	(26.4)	12,538	7,411	69.2

Total interest income	28,468	29,956	32,110	34,147	28,963	(1.7)	90,534	63,474	42.6
Interest expense	12,913	13,280	14,645	15,678	12,676	1.9	40,838	26,690	53.0

Net interest income	15,555	16,676	17,465	18,469	16,287	(4.5)	49,696	36,784	35.1
Provision for credit losses	4,656	5,567	459	14,411	2,393	94.6	10,682	4,541	135.2

Net interest income after provision for credit losses	10,899	11,109	17,006	4,058	13,894	(21.6)	39,014	32,243	21.0
Noninterest income	4,626	6,781	4,549	3,984	4,206	10.0	15,956	11,014	44.9
Noninterest expense	17,840	17,495	17,180	25,918	16,407	8.7	52,515	36,438	44.1

Income (loss) before income tax expense	(2,315)	395	4,375	(17,876)	1,693	(236.7)	2,455	6,819	(64.0)
Income taxes	(726)	135	1,365	(7,309)	268	(370.9)	774	1,915	(59.6)

Net income (loss)	$(1,589)	$260	$3,010	$(10,567)	$1,425	(211.5)	$1,681	$4,904	(65.7)

Net income (loss) per share:
Basic	$(0.10)	$0.02	$0.19	$(0.67)	$0.11	(190.9)%	$0.11	$0.50	(78.0)%
Diluted	$(0.10)	$0.02	$0.19	$(0.67)	$0.11	(190.9)%	$0.11	$0.49	(77.6)%
Cash dividends per share	$0.05	$0.17	$0.17	$0.17	$0.17	(70.6)%	$0.51	$0.39	30.8%

Other Data

Return on average assets	(0.31)%	0.05%	0.58%	(2.07)%	0.34%		0.11%	0.53%
Return on average equity	(3.37)	0.54	6.20	(20.79)	3.96		1.17	6.33
Net yield on earning assets	3.44	3.57	3.81	3.99	4.27		3.56	4.37
Efficiency	85.73	73.20	76.61	113.42	78.80		77.81	75.42
Average equity to assets	9.13	9.25	9.42	9.96	8.58		9.27	8.40
Average loans to assets	77.92	74.39	72.94	71.73	73.45		75.09	75.30
Average loans to deposits	96.80	96.24	92.43	89.79	91.13		95.15	93.97
Average noninterest — bearing deposits to total deposits	9.76	10.35	10.34	10.97	11.19		10.18	10.30

COMMON STOCK DATA

	2008			2007
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Market value:
End of period	$4.51	$6.90	$8.75	$10.79	$12.70
High	9.11	9.60	10.99	12.95	14.25
Low	3.90	6.76	8.00	9.61	10.75
Book value	11.76	11.99	12.39	12.31	12.96
Tangible book value	8.15	8.39	8.78	8.69	9.15
Dividend	0.05	0.17	0.17	0.17	0.17
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,694,068	15,851,252
Average shares outstanding	15,655,868	15,655,868	15,687,444	15,754,310	13,373,814